EXHIBIT 10.8

AMENDMENT TO THE CARNIVAL CORPORATION

FUN SHIP NONQUALIFIED SAVINGS PLAN

Carnival Corporation Fun Ship Nonqualified Savings Plan is hereby amended, effective December 31, 2008, unless stated otherwise, as follows (additions bold-underlined, deletions struck-through):

(1)	The third and fourth paragraph of the Preamble are amended to read as follows:

With respect to amounts deferred hereunder that are subject to Section 409A of the Internal Revenue Code of 1986, as amended and any regulations and other official guidance (the “Code”) (generally, amounts deferred or vested on and after January 1, 2005), applicable provisions of the Plan document shall be interpreted to permit the deferral of compensation in accordance with Code Section 409A, and any provision that would conflict with such requirements shall not be valid or enforceable. In addition, with respect to amounts deferred hereunder that are not subject to Section 409A (generally, amounts deferred before January 1, 2005 and earnings thereon) (“grandfathered funds”), it is intended that the rules applicable under the Plan as of December 31, 2004, and not Code Section 409A and related official guidance, shall apply with respect to such grandfathered funds. For purposes of determining whether Section 409A is applicable with respect to an amount, in accordance with Prop. Treas. Reg. § 1.409A-6(a) (and subsequent related guidance), the amount is considered deferred before January 1, 2005 if before January 1, 2005 (i) the Participant had a legally binding right to be paid the amount, and (ii) the right to the amount was earned and vested and was credited to the Participant’s Account balance.

This restatement of The Carnival Corporation Fun Ship Nonqualified Savings Plan includes all amendments through ~~January 1, 2006~~ December 31, 2008.

(2)	Section 2.1 of the Plan is amended, effective January 1, 2005, to read as follows:

Affiliated Company. Affiliated Company means (a) a member with an Employer of a controlled group of corporations, (b) an unincorporated trade or business which is under common control with an Employer as determined in accordance with Section 414(c) of the Code, or (c) a member with an Employer of an affiliated service group, as defined in Section 414(m) of the Code. A corporation or an unincorporated trade or business shall not be considered an Affiliated Company during any period it does not satisfy clause (a), (b), or (c) of this definition. For purposes of this definition, a “controlled group of corporations” is a controlled group of corporations as defined in Section 414(b) of the Code. For purposes of this definition, any reference to 80% under Section 414(b) & (c) and accompanying regulations shall be replaced with 20%.

(3)	Section 2.18 of the Plan is amended, effective January 1, 2005, to read as follows:

Permanent Disability. Permanent Disability means a Participant’s disability that~~, in the discretion of the Committee or its delegate, causes the Participant to be completely unable to perform any and every duty pertaining to his employment with the Company or an Affiliated Company, provided, however, a Participant will not be considered to have a Permanent Disability~~

~~if: (a) such Participant is engaged in any occupation or employment for wage or profit or (b) such disability is the result of an intentionally self-inflicted injury, participating in a riot, committing a felony or any type of assault or engaging in an illegal occupation or illegal conduct~~ is defined below and determined in a manner consistent with Code Section 409A and the regulations thereunder:

The Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

A Participant will be deemed to have suffered a Disability if determined to be totally disabled by the Social Security Administration. In addition, the Participant will be deemed to have suffered a Disability if determined to be disabled in accordance with a disability insurance program maintained by the Company provided that the definition of disability applied under such disability insurance program complies with the requirements of Code Section 409A and the regulations thereunder.

(4)	Section 2.25 of the Plan is amended, effective January 1, 2005, to read as follows:

Severe Financial Hardship. Severe Financial Hardship means a severe financial hardship that includes (a) a hardship that results from an illness or accident of ~~unreimbursed health care expenses described in section 213(d) of the Code for~~ the Participant, his or her spouse, beneficiary or any of the Participant’s dependents (as defined in Section 152 of the Code, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)); (b) loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance) ~~reasonable costs related to the purchase of the Participant’s primary residence; (c) tuition payment for 12 months of post-secondary education (not to include trade schools, beauty college, etc.) for the Participant, his or her spouse or dependents; and (d)~~ (c) payments necessary to prevent the eviction of the Participant from his or her primary residence or foreclosure on the mortgage of that residence; or (d) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

(5)	The following is inserted as Section 2.26 of the Plan, effective January 1, 2005, and all subsequent sections are re-numbered accordingly:

Specified Employee. Specified Employee means a Participant who, as of the date of such Participant’s Termination of Employment, is a key employee (as defined under Code Section 416(i)) of the Company. A Participant is a key employee if the Participant is a key employee at any time during the twelve (12) month period ending on the specified employee identification date. For purposes of determining Specified Employees, the specified employee identification date shall be December 31 and the definition of “compensation” shall be the amount to be reported as wages, tips, or other compensation in Box 1 on the Participant’s Form W-2 for income tax purposes for the Plan Year, including amounts that are not currently includible in the Participant’s gross income by reason of the application of Sections 125 or 132(f) of the Code, and excluding any severance pay paid during such Plan Year. This definition of compensation is not taken into account for purposes of calculating benefits under the Plan, and is used solely for purposes of identifying Specified Employees.

(6)	The first paragraph of Section 3.2 of the Plan is amended, effective January 1, 2005, to read as follows:

Commencement of Participation. Each Eligible Employee shall be provided an opportunity to irrevocably designate the percentage of his Compensation to be deferred under Section 4.1 and to irrevocably designate the percentage or dollar amount of his annual Bonus to be deferred under Section 4.4 (“Bonus Deferral”). Any such Eligible Employee ~~who makes such a designation~~ shall become a Participant as soon as administratively practicable following such a designation ~~on the first day of the payroll period that coincides with or immediately follows the first day of the calendar quarter subsequent to the Retirement Committee’s determination of Eligible Employee status under Section 3.1~~, provided the Eligible Employee is employed as of such date. Effective January 1, 2001, any such Eligible Employee who makes such a designation shall become a Participant on the first day of the payroll period immediately subsequent to the Retirement Committee’s determination of Eligible Employee status under Section 3.1, provided the Eligible Employee is employed as of such date. Effective on and after January 1, 2005, in the first year in which a Eligible Employee becomes eligible to participate in the Plan, the Eligible Employee may make a deferral election with respect to compensation for services to be performed subsequent to the election provided the election is made within 30 days after the date the Eligible Employee becomes eligible to participate (so long as the Participant is not eligible to participate in another plan of a similar type maintained by the Company or Affiliated Company). In the case of all other Eligible Employees, including any new Eligible Employee who fails to make an election within the 30-day period described above, deferral elections must be made no later than December 31 (or such other earlier date designated by the Company) of the year before the year the services related to the deferral election are to be performed. Effective on and after January 1, 2009, a Participant may not elect to make Employee Deferral Contributions to the Plan, and the Employer may not make Employee Deferral Contributions to the Plan.

(7)	Section 3.3 of the Plan is amended, effective January 1, 2005, to read as follows:

Cessation of Participation. A Participant shall cease to be a Participant as of the day all distributions to the Participant and the Participant’s Beneficiaries have been made or upon the determination by the Retirement Committee that the Participant is no longer an Eligible Employee, provided that such determination shall not affect deferral elections in effect during the year of the determination.

(8)	Section 4.1 of the Plan is amended to read as follows:

Employee Deferral Contributions. Effective on or before December 31, 2008, each ~~Each~~ Participant may authorize the Employer by which he is employed, in the manner described in Section 3.2, to have an Employee Deferral Contribution made on his behalf. Such election shall apply to the Participant’s Eligible Earnings attributable to services performed during the designated future period covered by the election, as provided in Section 3.2. Such Employee Deferral Contribution shall be a stated whole percentage of the Participant’s Eligible Earnings, equal to not less than 1% nor more than 100%, as designated by the Participant. Effective January 1, 2002, notwithstanding a Participant’s designated deferral percentage, the amount of a Participant’s Employee Deferral Contribution shall not exceed the net result of the Participant’s Eligible Earnings less any amounts required to be withheld from such

Participant’s Eligible Earnings including amounts pursuant to any pre-tax elections under Code Sections 125 or 132(f) and such other amounts as designated by the Retirement Committee or its designee. Except as otherwise provided herein and in accordance with Code Section 409A and related official guidance, a Participant’s annual Salary Deferrals election shall be irrevocable for such calendar year. Effective on and after January 1, 2009, a Participant may not elect to make Employee Deferral Contributions to the Plan, and the Employer may not make Employee Deferral Contributions to the Plan.

(9)	Section 4.2 of the Plan is amended to read as follows:

Changes in Contributions. Effective on or before December 31, 2008, a ~~A~~ Participant may change his contribution percentage election under Section 4.1 at any time by applying to make such change in the manner prescribed by the Committee. Prior to January 1, 2005, any such change shall become effective as of the first full payroll period that begins coincident with or immediately following the first day of the calendar quarter following the date the Participant applies to make such change.

Effective January 1, 2001 and prior to January 1, 2009, any change in contribution percentage election under this Section 4.2 shall become effective as of the first day of the payroll period immediately following the date the Participant applies to make such change.

On and after January 1, 2005, except as otherwise provided herein and permitted pursuant to Code Section 409A and related official guidance, elections to change an Eligible Earnings deferral percentage for a year which are submitted after January 1 of such year shall not be permitted.

(10)	Section 4.3 of the Plan is amended to read as follows:

Suspension of Contributions. Effective on or before December 31, 2008 ~~Except as provided below~~, a Participant may suspend his Employee Deferral Contributions at any time by applying for a suspension in the manner prescribed by the Committee, and any such suspension shall become effective as soon as administratively practicable following the date the Participants applies for the suspension. A Participant whose Employee Deferral Contributions have been suspended under this subsection may resume having Employee Deferral Contributions made on his behalf by submitting a deferral election in accordance with Section 4.1. On and after January 1, 2005 and prior to January 1, 2009, except as otherwise permitted pursuant to Code Section 409A and related official guidance, any such suspension request shall not become effective before the first day of the calendar year following the date the Participant applies for the suspension.

(11)	Section 4.4 of the Plan is amended to read as follows:

Bonus Deferrals. By November 30 of each year, and except as provided below with respect to performance-based bonuses, each Participant may authorize, in the manner authorized by the Retirement Committee, to defer a portion of his Bonus that would otherwise be payable for services performed in the twelve-month period beginning on the December 1 immediately following such November 30. In the case of any Bonus that is designated by the Employer as a performance-based Bonus and which qualifies as performance-based compensation under Code Section 409A and related official guidance, a Participant’s deferral election with respect to all or a portion of his or her Bonus must be made, in writing to the Company on an approved form, no later than May 31 of the 12-month period beginning on the December 1 immediately preceding such May 31 or such other earlier date designated by the Company. Except as otherwise provided herein and in accordance with Code Section 409A and related official guidance, a Participant’s election to defer a Bonus shall be irrevocable for such calendar year. Effective on and after January 1, 2009, a Participant may not elect to defer all or a part of her Bonus under the Plan.

(12)	Section 5.1 of the Plan is amended to read as follows:

Matching Contributions. An Eligible Employee shall become a Participant for purposes of this Section 5.1 only after being credited with at least 1,000 Hours of Service in the 12-month period commencing with the first day on which he is credited with an Hour of Service or in any Plan Year that commences after such day. Once such Eligible Employee becomes a Participant, his Employer shall contribute an amount equal to 50% of the Participant’s Employee Deferral Contributions, up to a maximum amount that does not exceed the lessor of (1) 50% of the applicable dollar limit in effect under Code Section 402(g)(5) for such Plan Year, or (2) 50% of 6% of the Participant’s Eligible Earnings for such Plan Year. Matching Contributions shall be made as soon as practicable after the end of each payroll period. Effective on and after January 1, 2009, an Employer shall not contribute Matching Contributions under the Plan.

(13)	Section 5.3 of the Plan is amended to read as follows:

Profit-Sharing Contributions. An Eligible Employee who is not a participant in The Carnival Corporation Fun Ship Savings Plan shall be eligible for an allocation of a Profit-Sharing Contribution under this Section 5.3 only after being credited with at least 1,000 Hours of Service in the 12-consecutive month period commencing with the first day on which he is credited with an Hour of Service or in any Plan Year that commences after such day. Following the end of each Plan Year, the Employers, at their discretion, shall contribute to the Account of each Eligible Participant (as defined below) an amount equal to a specified percentage of such Participant’s Eligible Earnings, according to each Participant’s Years of Service, determined as of the end of such Plan Year, under the following schedule:

Years of Service	Percent of Eligible Earnings
Less than 2	0%
2 – 5	1%
6 – 9	2%
10 – 13	3%
14 – 16	5%
17 – 19	7%
20 – 22	9%
23 – 25	12%
26 or more	15%

For purposes of this Section 5.3, the term “Eligible Participant” shall mean, with respect to any Plan Year, each Participant who is credited with a Year of Service for such Plan Year is not eligible to receive a contribution under the Carnival Corporation Fun Ship Qualified Savings Plan, and either died or became disabled during the Plan Year or is employed by the Employer on the last calendar day of such Plan Year.

Effective January 1, 2009, in addition to the Profit-Sharing Contribution each Participant may receive based on the above schedule, the Employer, at their discretion, shall contribute to the Account of each Eligible Participant an amount equal to the lesser of fifty percent (50%) of the IRC Section 402(g) limit for the applicable Plan Year and three percent (3%) of Eligible Earnings.

Effective for distribution of Profit-Sharing Contributions earned on or after January 1, 2009, a Participant must be employed with the Company on the date such distribution is paid to the Participant.

(14)	Section 7.1 of the Plan is amended to read as follows:

Form and Timing of Distribution. Each Participant shall elect the form and timing of the distribution with respect to the entire vested portion of his Participant Account at such time and in the manner authorized by the Retirement Committee. ~~A distribution of a Participant’s account balance attributable to Matching and Profit Sharing Contributions shall be made the later of: (i) Termination of Employment or (ii) specific month and year, and in no event shall Matching and Profit Sharing Contributions be distributed while a Participant is an Employee of the Company or Carnival plc~~. Any distribution election made under this Plan shall supersede any form and timing distribution election made under the Carnival Corporation Nonqualified Deferred Compensation Plan.

Failure to make a designation under Section 3.2(e) shall result in the Participant’s account to be distributed as soon as administratively practicable following the Participant’s Termination of Employment and such distribution will be in the form of a lump sum.

(a) Form of Payment: A Participant shall have his Participant account, attributable to Participant Contributions only, paid to him in a lump sum or in monthly amounts as soon as administratively practicable following such Termination of Employment or earlier as elected by the Participant below. ~~The Participant’s election shall indicate the form of distribution of the entire vested portion of his Participant Account in a lump sum or monthly installments over 5, 10, 20 or 30 years.~~

(b) Time of Payment: The Participant’s election shall indicate that payment of amounts vested, prior to January 1, 2009, in a Participant’s Account shall be made ~~(in the case of a lump sum election) or shall commence (in the case of an installment election)~~:

(1) as soon as administratively practicable following the Participant’s Termination of Employment; or

~~(2) in the month following the earlier of (A) the Participant’s attainment of age 55 and 15 Years of Service, or (B) the Participant’s attainment of age 65, provided that the Participant is no longer employed as of such date; or~~

~~(3)~~ (2) in a specific month and year (no later than December 31, 2017).

If the Participant elects distribution to occur in accordance with (b)(2) and such specific month and year would occur following Termination of Employment, distribution will commence in accordance with (3)(2). If the events stated in (b)(1) and (b)(2) of this Section have not occurred by December 31, 2017, the Participant shall receive a lump sum distribution of all amounts in his Participant Account that were vested prior to January 1, 2009 by no later than December 31, 2017.

~~Notwithstanding the foregoing, if a Participant elects his distribution to be made or commenced in accordance with paragraph (2) above, and such date falls before the Participant’s Termination of Employment, the Participant’s distribution shall be made or commenced in accordance with paragraph (1) above. Further, if a Participant elects his distribution to be made or commenced in accordance with paragraph (3) above, and such date falls before the Participant’s Termination of Employment, the Participant must complete new designations and authorizations pursuant to Section 3.2 in order to continue making Employee Deferral Contributions and/or Bonus Deferrals, and to continue receiving Matching Contributions and/or Profit-Sharing Contributions on his behalf.~~

Notwithstanding the foregoing, subject to the approval of the Retirement Committee, a Participant may change his form and timing election applicable to his Participant Account once every five years, provided that such request to change is made at least twelve (12) consecutive months prior to the date on which such distribution would otherwise have been made or commenced and solely with respect to amounts deferred under the Plan which are subject to Code Section 409A (generally, amounts deferred on and after January 1, 2005) the request for change is at least twelve (12) consecutive months prior to the date on which such distribution will be made or commence and the payment with respect to an amended distribution election is deferred for a period of not less than 5 years from the date such payment would otherwise have been paid ~~(or, in the case of installment payments, 5 years from the date the first amount was scheduled to be paid)~~.

Notwithstanding the foregoing, and solely with respect to amounts deferred under the Plan which are not subject to Code Section 409A (generally, amounts deferred before January 1, 2005), if the value the vested portion of a Participant’s Account is $5,000 or less as of the Participant’s Termination of Employment, the Participant shall be the paid the entire vested portion of his Account as a lump sum as soon as administratively practicable following the Participant’s Termination of Employment.

Notwithstanding the foregoing, and in accordance with Code Section 409A and any guidance issued thereunder, a Participant may make an election to change the timing of a payment of amounts subject to Code Section 409A on or before December 31, 2007, provided that the change in election (1) is for amounts not otherwise payable in 2007, and (2) does not cause an amount to be paid from a Participant’s Account in 2007.

Notwithstanding the foregoing, and in accordance with Code Section 409A and any guidance issued thereunder, a Participant may make an election to change the timing of a payment of amounts subject to Code Section 409A on or before December 31, 2008, provided that the change in election (1) is for amounts not otherwise payable in 2008, and (2) does not cause an amount to be paid from a Participant’s Account in 2008.

Matching Contributions and Profit Sharing Contributions earned prior to January 1, 2009 and vested on or after January 1, 2009 shall be paid in the form of a lump sum to the Participant no later than two and one-half months following the year such amounts become vested. Profit Sharing Contributions earned on or after January 1, 2009 shall be paid in the form of a lump sum to the Participant no later than two and one-half months following the year such amounts become vested. If a Participant has not satisfied the vesting schedule in Section 5.4 for Profit Sharing Contributions earned on or after January 1, 2009, no interest shall accrue on amounts earned prior to satisfying such vesting schedule.

(15)	The following language is added to the end of Section 7.1 of the Plan, effective January 1, 2005, as follows:

Notwithstanding anything herein to the contrary, and solely with respect to amounts deferred under the Plan that are subject to Section 409A of the Code, payment shall not be made or commence to be made to any Participant who is a Specified Employee as a result of the Participant’s Termination of Employment before the date that is not less than six months after the date of Termination of Employment (or, if earlier, the date of death of the Participant).

(16)	Section 7.2 of the Plan is amended, effective January 1, 2005, to read as follows:

Distribution after Death. Notwithstanding the foregoing, if a Participant dies prior to receiving the entire amounts in his Account, the remaining vested amounts shall be paid in a lump sum to the Participant’s Beneficiary designated on the Election Agreement on the 90th day following the date ~~as soon as practicable following the end of the month in which the Retirement Committee is notified~~ of the Participant’s death. The amount of any such distribution shall be determined as of the Valuation Date in the month in which the Retirement Committee is notified.

(17)	Section 7.5 of the Plan is amended, effective January 1, 2008, to read as follows:

Distribution Due to De Minimis Amounts. Upon the Participant’s Termination of Employment, if such Participant’s Account balance total (including all subaccounts) is $5,000 ~~$10,000~~ or less, the Participant shall be paid in a lump sum payment, as soon as administratively practicable following Termination of Employment but not later than the 15th day of the third month following the Participant’s Termination of Employment or December 31 of the calendar year in which the Participant incurs a Termination of Employment, whichever is later.